CUSIP NO. 451923106              Schedule 13G/A                     Page 1 of 16


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 3)(1)

                               Ilex Oncology, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    451923106
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                    12/31/00
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /   Rule 13d-1(b)
         /X/   Rule 13d-1(c)
         / /   Rule 13d-1(d)


                       (Continued on the following pages)

                                 (Page 1 of 16)


--------------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 451923106              Schedule 13G/A                     Page 2 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,250,189
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,250,189
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,250,189
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 3 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,231,436
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,231,436
            WITH               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,231,436
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 4 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent HealthCare and Life Sciences II Verwaltungs GmbH
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      53,557
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               53,557
            WITH               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        53,557
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 5 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent HealthCare and Life Sciences II Beteiligung GmbH & Co. KG
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      53,557
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               53,557
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        53,557
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 6 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ADVENTACT Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      69,999
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               69,999
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        69,999
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 7 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Performance Materials Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      139,997
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               139,997
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        139,997
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 8 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Rovent II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      278,591
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               278,591
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        278,591
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                     Page 9 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent HealthCare and Life Sciences II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      689,292
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               689,292
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        689,292
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                    Page 10 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,153
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,153
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,153
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                    Page 11 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      2,282
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               2,282
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,282
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                    Page 12 of 16

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners HLS II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      15,318
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               15,318
             WITH              -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,318
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923106              Schedule 13G/A                    Page 13 of 16

Item 1.
------

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Ilex Oncology a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 4545 Horizon Hill Blvd., San Antonio, Texas 78229.

Item 2.
------

         (a) (b) (c) This statement is being filed by the following entities:


              (1)   Advent International Corporation, a Delaware corporation;

              (2) Advent International Limited Partnership, a Delaware limited partnership;

              (3) Advent HealthCare and Life Sciences II Verwaltungs GmbH, a German company;

              (4) Advent HealthCare and Life Sciences II Beteiligung GmbH, a German Company;

              (5) ADVENTACT Limited Partnership, a Delaware limited partnership;

              (6) Advent Performance Materials Limited Partnership, a Delaware limited partnership;

              (7) Rovent II Limited Partnership, a Delaware limited partnership;

              (8) Advent HealthCare and Life Sciences II Limited Partnership, a Delaware limited partnership;

              (9) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

              (10) Advent Partners Limited Partnership, a Delaware limited partnership;

              (11) Advent Partners HLS II Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (11) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

CUSIP NO. 451923106              Schedule 13G/A                    Page 14 of 16

         (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 451923106.


Item 3.  Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).
------   ----------------------------------------------------
         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


Item 4.  Ownership.
------   ---------

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of 12/31/00 of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                              Number of Shares
                                                               -------------------------------------------        Percentage
                                                                                Under                              of Shares
Reporting Person                                                Common         Warrants           Total           Outstanding
----------------                                                ------         --------           -----           -----------
Advent HealthCare and Life Sciences II Beteiligung GmbH (1)    53,557           0               53,557               0.2%
Advent HealthCare and Life Sciences II Verwaltungs GmbH (1)    53,557           0               53,557               0.2%
ADVENTACT Limited Partnership (2)                              67,052           2,947           69,999               0.3%
Advent Performance Materials Limited Partnership (2)           134,104          5,893           139,997              0.5%
Rovent II Limited Partnership (2)                              263,918          14,673          278,591              1.1%
Advent HealthCare and Life Sciences II Limited Partnership     689,292          0               689,292              2.7%
(2)
Advent International Limited Partnership (1)(2)                1,207,923        23,513          1,231,436            4.8%
Advent International Investors II Limited Partnership (3)      1,153            0               1,153                0.0%
Advent Partners Limited Partnership (3)                        2,282            0               2,282                0.0%
Advent Partners HLS II Limited Partnership (3)                 15,318           0               15,318               0.1%
Advent International Corporation (1)(2)(3)                     1,226,676        23,513          1,250,189            4.8%

Total Group                                                    1,226,676        23,513          1,250,189            4.8%



          (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which is the Managing Limited Partner of Advent HealthCare and Life Sciences II Verwaltungs GmbH (the "GmbH") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC, AILP and the GmbH derive from such power.

CUSIP NO. 451923106              Schedule 13G/A                    Page 15 of 16

         (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (3) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of Advent Partners Limited Partnership ("APLP"), Advent International Investors II Limited Partnership, and Advent Partners HLS II Limited Partnership ("APHLS II"). The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.


         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

CUSIP NO. 451923106              Schedule 13G/A                    Page 16 of 16

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 2001

Advent HealthCare and Life Sciences II Betiligung GmbH & Co. KG

By:      Advent HealthCare and Life Sciences II Verwaltungs GmbH, General
         Partner

By       Advent International Limited Partnership, Managing Limited Partner

By:      Advent International Corporation, General Partner

By:      Janet L. Hennessy, Vice President*

ADVENTACT Limited Partnership
Advent Performance Materials Limited Partnership
Rovent II Limited Partnership
Advent HealthCare and Life Sciences II Limited Partnership

By:      Advent International Limited Partnership, General Partner

By:      Advent International Corporation, General Partner

By:      Janet L. Hennessy, Vice President*

Advent International Investors II Limited Partnership
Advent Partners Limited Partnership
Advent Partners HLS II Limited Partnership

By:      Advent International Corporation, General Partner

By:      Janet L. Hennessy, Vice President*


ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy, Vice President*

*For all of the above:


------------------------------------
Janet L. Hennessy, Vice President